          News Release (NYSE:RPT)

RPT REALTY REPORTS THIRD QUARTER 2021 RESULTS; RAISES FULL YEAR 2021 OUTLOOK

•Net income (loss) attributable to common shareholders for the third quarter 2021 of $24.0 million, or $0.29 per diluted share, compared to $(3.6) million, or $(0.05) per diluted share for the same period in 2020.

•Obtained $500 million of additional capital commitments in November from GIC Private Limited (“GIC”) for the core grocery focused R2G Venture REIT LLC ("R2G") platform, bringing GIC's total commitment to $818.3 million for their 48.5% stake in the joint venture.

•Closed or obtained commitments of new capital totaling approximately $670 million including the additional $500 million from GIC, $130 million of new fixed rate, unsecured private placement debt and $40 million of equity capital through the Company's at-the-market equity distribution agreement, reflecting the Company's access to multiple sources of capital to accretively fund its growth plans.

•Closed on the acquisition of the Dedham shopping center in the Boston market for $131.5 million in October, resulting in year-to-date acquisitions of $499.4 million by the Company across nine multi-tenant open-air shopping centers in the high growth, target markets of Boston, Atlanta, Nashville and Tampa, demonstrating the power of RPT's three differentiated and complementary investment platforms.

•Closed on the sale of Market Plaza on November 2, 2021 for $30.2 million, reducing the Company's exposure to the non-strategic Chicago market and capitalizing on current investor demand.

•Signed a new 54,800 square foot investment grade grocer at Crofton Center in the Baltimore market. Subsequent to the end of the third quarter 2021, signed a 55,000 square foot expansion lease with the existing grocer for a new flagship prototype store at The Crossroads in the Miami market, enhancing the durability of the cash flows of these centers.

•Generated comparable new lease spreads of 16.0% and 24.1% during the third quarter 2021 and on a trailing twelve month basis, respectively, demonstrating the embedded mark-to-market opportunity within the portfolio.

•Increased the third quarter 2021 signed not opened balance to $3.8 million, up from $3.2 million last quarter.

NEW YORK, November 3, 2021 - RPT Realty (NYSE:RPT) ("RPT" or the "Company") today announced its financial and operating results for the quarter ended September 30, 2021.

"Our success over the course of 2021 continues to be balanced across our leasing, investment and finance disciplines," said Brian Harper, President and CEO. "We again posted strong leasing volumes at attractive spreads during the quarter, while executing on almost $500 million of multi-tenant shopping center acquisitions across our strategic investment platforms. We also accessed multiple sources of capital including debt, equity and joint venture funds, allowing us to continue to accretively transform our portfolio through acquisitions and leasing, while further enhancing the durability of our cash flows."

FINANCIAL RESULTS

Net income (loss) attributable to common shareholders for the third quarter 2021 of $24.0 million, or $0.29 per diluted share, compared to $(3.6) million, or $(0.05) per diluted share for the same period in 2020. Funds from operations ("FFO") for the third quarter 2021 of $24.0 million, or $0.27 per diluted share, compared to $16.6 million, or $0.20 per diluted share for the same period in 2020.
i

Operating FFO for the third quarter 2021 of $24.4 million, or $0.27 per diluted share, compared to $15.2 million or $0.19 per diluted share for the same period in 2020. Operating FFO for the third quarter 2021 excludes certain net expense that totaled $0.4 million, primarily attributable to transaction costs. The change in Operating FFO was primarily driven by lower rental income not probable of collection and straight-line rent reserves and higher NOI from acquisitions completed in 2021. The benefit to the third quarter 2021 Operating FFO from reversals of prior period rental income not probable of collection was $0.8 million, or $0.01 per diluted share.

Same property NOI for the third quarter 2021 increased 9.6% compared to the same period in 2020. The increase was primarily driven by a decline in rental income not probable of collection and higher base rent, which contributed 9.9% and 1.1% to same property NOI growth, respectively, partially offset by lower net recovery income and higher non-recoverable expense.

OPERATING RESULTS

The Company's operating results include its consolidated properties and its pro-rata share of unconsolidated joint venture properties for the aggregate portfolio.

During the third quarter 2021, the Company signed 52 leases totaling 280,453 square feet. Blended re-leasing spreads on comparable leases were 8.2% with ABR of $15.93 per square foot. Re-leasing spreads on six comparable new and 31 renewal leases were 16.0% and 5.2%, respectively.

As of September 30, 2021, the Company had $3.8 million of signed not commenced ABR.

The table below summarizes the Company's leased rate and occupancy results at September 30, 2021, June 30, 2021 and September 30, 2020.

Consolidated & Joint Ventures at Pro-rata	September 30, 2021	June 30, 2021	September 30, 2020
Aggregate Portfolio
Leased rate	92.5%	92.5%	93.3%
Occupancy	91.1%	91.0%	92.1%
Anchor (GLA of 10,000 square feet or more)
Leased rate	96.0%	96.2%	96.8%
Occupancy	94.9%	94.7%	95.6%
Small Shop (GLA of less than 10,000 square feet)
Leased rate	84.0%	83.5%	84.9%
Occupancy	81.7%	81.9%	83.6%

BALANCE SHEET

The Company ended the third quarter 2021 with $9.7 million in consolidated cash, cash equivalents and restricted cash and $295.0 million of unused capacity on its $350.0 million unsecured revolving credit facility. At September 30, 2021, the Company had approximately $947.3 million of consolidated debt and finance lease obligations. Including the Company's pro-rata share of joint venture cash and debt of $3.5 million and $4.5 million, respectively, resulted in a third quarter 2021 net debt to annualized adjusted EBITDA ratio of 6.8x. Consolidated debt had a weighted average interest rate of 3.68% and a weighted average maturity of 4.0 years.

MULTI-TENANT ACQUISITIONS

During the third quarter 2021, the Company closed on the previously-disclosed acquisitions of seven multi-tenant shopping centers for a total contract price of $263.9 million or $179.4 million at RPT's pro-rata share.

Subsequent to the end of the third quarter 2021, the Company closed on the acquisition of Dedham in the Boston market for a contract price of $131.5 million, or $67.7 million at the Company's pro-rata share.

Through November 3, 2021, RPT has acquired nine multi-tenant, open-air shopping centers valued at $499.4 million or $351.1 million at the Company's pro-rata share, covering 2.6 million square feet. Net of closed and expected parcel sales from Northborough Crossing and Newnan Pavilion to RGMZ Venture REIT LLC ("RGMZ"), and on a pro-rata basis, the Company will have deployed $284.9 million of capital into the high growth, target markets of Boston, Nashville, Tampa and Atlanta.

Property Name	Closing Date	Metro Market	GLA	Contract Price	Pro-rata Contract Price	Platform
			(in thousands)	(in millions)	(in millions)
Northborough Crossing[1]	6/18/2021	Boston	646	$104.0	$104.0	RPT
Village Shoppes of Canton	7/12/2021	Boston	284	61.5	31.7	R2G
South Pasadena Shopping Center	7/14/2021	Tampa	164	32.7	16.8	R2G
Bedford Marketplace	7/29/2021	Boston	153	54.5	28.1	R2G
Bellevue Place	7/7/2021	Nashville	77	10.4	10.4	RPT
East Lake Woodlands	7/9/2021	Tampa	104	25.5	13.1	R2G
Woodstock Square	7/14/2021	Atlanta	219	37.7	37.7	RPT
Newnan Pavilion[2]	8/5/2021	Atlanta	467	41.6	41.6	RPT
Dedham	10/7/2021	Boston	510	131.5	67.7	R2G
Total Closed or Under Contract			2,624	$499.4	$351.1
[1]	The Company expects to sell up to $64.6 million of single-tenant, net lease parcels from this property to RGMZ.
[2]	The Company has or expects to sell up to $6.1 million of single-tenant, net lease parcels from this property to RGMZ.

MULTI-TENANT DISPOSITIONS

On November 2, 2021, the Company closed on the sale of Market Plaza in the Chicago market for $30.2 million.

RGMZ NET LEASE PLATFORM

During the third quarter 2021, the Company closed on the sale of 14 single-tenant, net lease retail properties to RGMZ totaling $37.6 million that were parceled from eight RPT assets. Additionally, and as previously disclosed, on July 30, 2021, RGMZ closed on the acquisition of a Walgreens property in Las Vegas, Nevada for $4.7 million. In conjunction with the RGMZ acquisitions closed in the third quarter 2021, the Company invested $2.6 million in preferred equity directly with its RGMZ joint venture partners, Zimmer and Monarch, which will earn a fixed return of 7.0%.

R2G CORE GROCERY-ANCHORED PLATFORM

Subsequent to the end of the third quarter 2021, the Company obtained additional capital commitments from GIC totaling $500 million, bringing GIC's total capital committed or deployed into R2G to $818.3 million for their 48.5% stake. Including RPT's share of commitments, R2G has $1.7 billion of capital commitments, of which $549.7 million has been deployed to date, including the $244.0 million initial seed and year-to-date acquisitions totaling $305.7 million.

FINANCING ACTIVITY

During the third quarter 2021, the Company sold 3.0 million common shares under its $100 million at-the-market ("ATM") equity distribution agreement at a weighted average price of $13.00 per share generating gross proceeds of $39.5 million. As of November 3, 2021, the Company had approximately $60.5 million available for future issuance of common shares under the ATM program.

Additionally, R2G entered into a rate lock agreement on a $12.8 million mortgage loan secured by the East Lake Woodlands shopping center and on a $16.3 million mortgage loan secured by the South Pasadena shopping center. The Company's pro-rata share of the loans is $6.6 million and $8.4 million, respectively. Both loans have 10-year terms and fixed interest rates of 2.94% and are expected to close in the fourth quarter 2021, subject to customary closing conditions.

Subsequent to September 30, 2021, the Company notified the lender of the Bridgewater Falls mortgage of its intent to repay the $51.4 million loan in full on November 8, 2021.

On October 8, 2021, the Company and its operating partnership entered into a note purchase agreement with certain institutional investors in a private placement transaction pursuant to which the operating partnership expects to issue (i) $75.0 million aggregate principal amount of senior guaranteed notes that mature on November 30, 2030, with a fixed interest rate of 3.70%, and (ii) $55.0 million aggregate principal amount of senior guaranteed notes that mature on November 30, 2031, with a fixed interest rate of 3.82%. The funding of the notes is expected to occur on or before December 22, 2021, subject to the satisfaction of customary closing conditions. Proceeds from the sale of the notes are expected to be used to repay all of the operating partnership’s senior unsecured notes due in 2023 and 2024 with an aggregate principal amount of $116.5 million and weighted average interest rate of 4.33%. In connection with the repayment, the Company expects to recognize a loss on extinguishment of debt of approximately $9.3 million in the fourth quarter 2021.

DIVIDEND

As previously announced, on October 27, 2021, the Board of Trustees declared a fourth quarter 2021 regular cash dividend of $0.12 per common share. The Board of Trustees also approved a fourth quarter 2021 Series D convertible preferred share dividend of $0.90625 per share. The current conversion ratio of the Series D convertible preferred shares can be found on the Company's website at investors.rptrealty.com/shareholder-information/dividends. The dividends for the period October 1, 2021 through December 31, 2021 are payable on January 3, 2022 for shareholders of record on December 20, 2021.

2021 GUIDANCE

The Company is raising its 2021 operating FFO per diluted share guidance to $0.90 to $0.94 from $0.88 to $0.92 per diluted share.

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, including the information under "2021 Guidance" above, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income attributable to common stockholders per diluted share, which is the most directly comparable forward-looking GAAP financial measure. This includes, for example, acquisition costs and other non-core items that have not yet occurred, are out of the Company's control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

The Company’s 2021 guidance reflects management’s view of current and future market conditions, including current expectations with respect to rental rates, occupancy levels, acquisitions and dispositions and debt and equity financing activities. To the extent actual results differ from our current expectations, the Company’s results may differ materially from the guidance set forth above. Other factors, as referenced elsewhere in this press release, may also cause the Company’s results to differ materially from the guidance set forth above.

CONFERENCE CALL/WEBCAST:
The Company will host a live broadcast of its third quarter 2021 conference call to discuss its financial and operating results.

Date:	Thursday, November 4, 2021
Time:	9:00 a.m. ET
Dial in #:	(877) 705-6003
International Dial in #	(201) 493-6725
Webcast:	investors.rptrealty.com
A telephonic replay of the call will be available through November 11, 2021. The replay can be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers and entering passcode 13722505.  A webcast replay will also be archived on the Company’s website for twelve months.

SUPPLEMENTAL MATERIALS

The Company’s quarterly financial and operating supplement is available on its corporate web site at rptrealty.com. If you wish to receive a copy via email, please send requests to invest@rptrealty.com.
RPT Realty owns and operates a national portfolio of open-air shopping destinations principally located in top U.S. markets. The Company's shopping centers offer diverse, locally-curated consumer experiences that reflect the lifestyles of their surrounding communities and meet the modern expectations of the Company's retail partners. The Company is a fully integrated and self-administered REIT publicly traded on the New York Stock Exchange (the “NYSE”). The common shares of the Company, par value $0.01 per share (the “common shares”) are listed and traded on the NYSE under the ticker symbol “RPT”. As of September 30, 2021, the Company's property portfolio (the "aggregate portfolio") consisted of 57 multi-tenant shopping centers (including nine shopping centers owned through a joint venture) and 30 net lease retail properties (all of which are owned through a separate joint venture) which together represent 14.0 million square feet of gross leasable area (“GLA”). As of September 30, 2021, the Company’s pro-rata share of the aggregate portfolio was 92.5% leased. For additional information about the Company please visit rptrealty.com.

Company Contact:
Vin Chao, Senior Vice President - Finance
19 W 44th St. 10th Floor, Ste 1002
New York, New York 10036
vchao@rptrealty.com
(212) 221-1752

v

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent our expectations, plans or beliefs concerning future events and may be identified by terminology such as “may,” “will,” “should,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” “predict” or similar terms. Although the forward-looking statements made in this document are based on our good faith beliefs, reasonable assumptions and our best judgment based upon current information, certain factors could cause actual results to differ materially from those in the forward-looking statements. Many of the factors that will determine the outcome of forward-looking statements are beyond our ability to predict or control. Currently, one of the most significant factors is the potential adverse effect of the current COVID-19 pandemic on the financial condition, results of operations, cash flows and performance of the Company and our tenants (including their ability to timely make rent payments), the real estate market (including the local markets where our properties are located), the financial markets and general global economy as well as the potential adverse impact on our ability to enter into new leases or renew leases with existing tenants on favorable terms or at all. The impact COVID-19 will continue to have, on the Company and its tenants is highly uncertain, cannot be predicted and will vary based upon the duration, magnitude and scope of the COVID-19 pandemic as well as the actions taken by federal, state and local governments to mitigate the impact of COVID-19, including social distancing protocols, restrictions on business activities and “shelter-in- place” and “stay at home” mandates. Additional factors which may cause actual results to differ materially from current expectations include, but are not limited to: our success or failure in implementing our business strategy; economic conditions generally and in the commercial real estate and finance markets specifically; the cost and availability of capital, which depends in part on our asset quality and our relationships with lenders and other capital providers; the Company's ability to consummate the acquisitions described herein on the anticipated timeline and terms, or at all; risks associated with bankruptcies or insolvencies or general downturn in the businesses of tenants; the potential adverse impact from tenant defaults generally or from the unpredictability of the business plans and financial condition of the Company's tenants, which are heightened as a result of the COVID-19 pandemic; the execution of rent deferral or concession agreements on the agreed-upon terms; our business prospects and outlook; changes in governmental regulations, tax rates and similar matters; our continuing to qualify as a REIT; and other factors detailed from time to time in our filings with the Securities and Exchange Commission ("SEC"), including in particular those set forth under “Risk Factors” in our latest annual report on Form 10-K and quarterly report on Form 10-Q, which you should interpret as being heightened as a result of the numerous and ongoing adverse impacts of COVID-19. Given these uncertainties, you should not place undue reliance on any forward-looking statements. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.

RPT REALTY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)
	September 30, 2021	December 31, 2020

ASSETS
Income producing properties, at cost:
Land	$362,278	$330,763
Buildings and improvements	1,570,309	1,489,997
Less accumulated depreciation and amortization	(422,581)	(392,301)
Income producing properties, net	1,510,006	1,428,459
Construction in progress and land available for development	41,415	34,789
Net real estate	1,551,421	1,463,248
Equity investments in unconsolidated joint ventures	216,400	126,333
Cash and cash equivalents	7,174	208,887
Restricted cash and escrows	2,501	2,597
Accounts receivable, net	23,876	26,571
Acquired lease intangibles, net	66,913	26,354
Operating lease right-of-use assets	18,098	18,585
Other assets, net	93,307	77,465
TOTAL ASSETS	$1,979,690	$1,950,040

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable, net	$943,828	$1,027,751
Finance lease obligation	875	875
Accounts payable and accrued expenses	49,603	45,292
Distributions payable	11,957	1,723
Acquired lease intangibles, net	37,583	35,283
Operating lease liabilities	17,530	17,819
Other liabilities	12,105	19,928
TOTAL LIABILITIES	1,073,481	1,148,671

Commitments and Contingencies

RPT Realty ("RPT") Shareholders' Equity:
Preferred shares of beneficial interest, $0.01 par, 2,000 shares authorized: 7.25% Series D Cumulative Convertible Perpetual Preferred Shares, (stated at liquidation preference $50 per share), 1,849 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	92,427	92,427
Common shares of beneficial interest, $0.01 par, 240,000 shares authorized, 83,379 and 80,055 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	834	801
Additional paid-in capital	1,218,903	1,174,315
Accumulated distributions in excess of net income	(419,180)	(471,017)
Accumulated other comprehensive loss	(6,405)	(14,132)
TOTAL SHAREHOLDERS' EQUITY ATTRIBUTABLE TO RPT	886,579	782,394
Noncontrolling interest	19,630	18,975
TOTAL SHAREHOLDERS' EQUITY	906,209	801,369
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,979,690	$1,950,040

RPT REALTY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
REVENUE
Rental income	$53,385	$45,375	$153,203	$140,783
Other property income	1,364	774	3,017	2,290
Management and other fee income	426	338	1,272	917
TOTAL REVENUE	55,175	46,487	157,492	143,990

EXPENSES
Real estate tax expense	8,249	8,509	25,558	25,113
Recoverable operating expense	6,003	5,118	17,935	15,894
Non-recoverable operating expense	2,507	2,126	7,186	6,549
Depreciation and amortization	18,487	18,295	53,463	57,003
Transaction costs	389	—	389	186
General and administrative expense	7,330	6,062	22,298	18,979
Provision for impairment	5	—	5	—
Insured expenses, net	—	(1,092)	—	(2,745)
TOTAL EXPENSES	42,970	39,018	126,834	120,979

Gain on sale of real estate	22,196	—	75,415	—

OPERATING INCOME	34,401	7,469	106,073	23,011

OTHER INCOME AND EXPENSES
Other (expense) income, net	(38)	(92)	(223)	322
Earnings from unconsolidated joint ventures	1,074	456	2,947	1,514
Interest expense	(9,297)	(9,913)	(28,008)	(29,491)
INCOME (LOSS) BEFORE TAX	26,140	(2,080)	80,789	(4,644)
Income tax benefit	157	87	47	37
NET INCOME (LOSS)	26,297	(1,993)	80,836	(4,607)
Net (income) loss attributable to noncontrolling partner interest	(595)	46	(1,843)	106
NET INCOME (LOSS) ATTRIBUTABLE TO RPT	25,702	(1,947)	78,993	(4,501)
Preferred share dividends	(1,676)	(1,676)	(5,026)	(5,026)
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$24,026	$(3,623)	$73,967	$(9,527)

EARNINGS (LOSS) PER COMMON SHARE
Basic	$0.30	$(0.05)	$0.92	$(0.12)
Diluted	$0.29	$(0.05)	$0.89	$(0.12)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	80,418	80,051	80,228	79,978
Diluted	88,851	80,051	88,545	79,978

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FUNDS FROM OPERATIONS
(In thousands, except per share data)
(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss)	$26,297	$(1,993)	$80,836	$(4,607)
Net (income) loss attributable to noncontrolling partner interest	(595)	46	(1,843)	106
Preferred share dividends	(1,676)	(1,676)	(5,026)	(5,026)
Net income (loss) available to common shareholders	24,026	(3,623)	73,967	(9,527)
Adjustments:
Rental property depreciation and amortization expense	18,338	18,149	53,015	56,588
Pro-rata share of real estate depreciation from unconsolidated joint ventures (1)	2,169	2,116	4,813	4,898
Gain on sale of income producing real estate	(22,196)	—	(75,415)	—
Provision for impairment on income-producing properties	5	—	5	—
FFO available to common shareholders	22,342	16,642	56,385	51,959
Noncontrolling interest in Operating Partnership (2)	—	(46)	—	(106)
Preferred share dividends (assuming conversion) (3)	1,676	—	—	—
FFO available to common shareholders and dilutive securities	$24,018	$16,596	$56,385	$51,853
Transaction costs (4)	389	—	389	186
Insured expenses, net	—	(1,092)	—	(2,745)
Severance expense (5)	1	88	29	216
Above and below market lease intangible write-offs	—	135	(497)	(256)
Pro-rata share of transaction costs from unconsolidated joint ventures (1)	—	6	—	407
Pro-rata share of above and below market lease intangible write-offs from unconsolidated joint ventures (1)	—	(506)	(40)	(506)
Payment of loan amendment fees (5)	—	—	—	184
Bond interest proceeds (6)	—	—	—	(213)
Operating FFO available to common shareholders and dilutive securities	$24,408	$15,227	$56,266	$49,126

Weighted average common shares	80,418	80,051	80,228	79,978
Shares issuable upon conversion of Operating Partnership Units (“OP Units”) (2)	—	1,909	—	1,909
Dilutive effect of restricted stock	1,416	167	1,299	297
Shares issuable upon conversion of preferred shares (3)	7,017	—	—	—
Weighted average equivalent shares outstanding, diluted	88,851	82,127	81,527	82,184

FFO available to common shareholders and dilutive securities per share, diluted	$0.27	$0.20	$0.69	$0.63

Operating FFO available to common shareholders and dilutive securities per share, diluted	$0.27	$0.19	$0.69	$0.60

Dividend per common share	$0.12	$—	$0.27	$0.22
Payout ratio - Operating FFO	44.4%	—%	39.1%	36.7%

(1)Amounts noted are included in Earnings from unconsolidated joint ventures.
(2)The total noncontrolling interest reflects OP units convertible on a one-of-one basis into common shares. The Company's net income for the three and nine months ended September 30, 2021 (largely driven by gain on sale of real estate), resulted in an income allocation to OP Units which drove an OP Unit ratio of $0.32 and $0.97, respectively (based on 1,881 and 1,897 weighted average OP Units outstanding for the three and nine months ended September 30, 2021, respectively). In instances when the OP Unit ratio exceeds basic FFO, the OP Units are considered anti-dilutive, and as a result are not included in the calculation of fully diluted FFO and Operating FFO for the three and nine months ended September 30, 2021.
(3)7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest, $0.01 par (“Series D Preferred Shares”) are paid annual dividends of $6.7 million and are currently convertible into approximately 7.0 million shares of common stock. They are dilutive only when earnings or FFO exceed approximately $0.24 per diluted share per quarter and $0.96 per diluted share per year. The conversion ratio is subject to adjustment based upon a number of factors, and such adjustment could affect the dilutive impact of the Series D convertible preferred shares on FFO and earnings per share in future periods. In instances when the Preferred Share ratio exceeds basic FFO, the Preferred Shares are considered anti-dilutive, and as a result are not included in the calculation of fully diluted FFO and Operating FFO for the nine months ended September 30, 2021 and three and nine months ended September 30, 2020.
(4)For 2021, primarily costs associated with terminated acquisitions. For 2020, costs associated with a terminated acquisition and a terminated disposition.
(5)Amounts noted are included in General and administrative expense.
(6)For 2020, amounts noted are included in Other (expense) income, net.

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(amounts in thousands)
(unaudited)

Reconciliation of net (loss) income available to common shareholders to Same Property Net Operating Income (NOI)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss) available to common shareholders	$24,026	$(3,623)	$73,967	$(9,527)
Preferred share dividends	1,676	1,676	5,026	5,026
Net income (loss) attributable to noncontrolling partner interest	595	(46)	1,843	(106)
Income tax benefit	(157)	(87)	(47)	(37)
Interest expense	9,297	9,913	28,008	29,491
Earnings from unconsolidated joint ventures	(1,074)	(456)	(2,947)	(1,514)
Gain on sale of real estate	(22,196)	—	(75,415)	—
Insured expenses, net	—	(1,092)	—	(2,745)
Other expense (income), net	38	92	223	(322)
Management and other fee income	(426)	(338)	(1,272)	(917)
Depreciation and amortization	18,487	18,295	53,463	57,003
Transaction costs	389	—	389	186
General and administrative expenses	7,330	6,062	22,298	18,979
Provision for impairment	5	—	5	—
Pro-rata share of NOI from R2G Venture LLC (1)	1,858	2,006	6,196	6,156
Pro-rata share of NOI from RGMZ Venture REIT LLC (2)	90	—	153	—
Lease termination fees	(486)	(43)	(581)	(185)
Amortization of lease inducements	212	225	634	554
Amortization of acquired above and below market lease intangibles, net	(388)	(515)	(2,139)	(2,248)
Straight-line ground rent expense	77	77	230	230
Straight-line rental income	(392)	1,100	(2,002)	2,018
NOI at Pro-Rata	38,961	33,246	108,032	102,042
NOI from Other Investments	(2,575)	1,168	(981)	2,810
Non-RPT NOI from RGMZ Venture REIT LLC (3)	1,324	—	2,250	—
Same Property NOI	$37,710	$34,414	$109,301	$104,852

(1)Represents 51.5% of the NOI from the properties owned by R2G Venture LLC for all periods presented.
(2)Represents 6.4% of the NOI from the properties contributed to RGMZ Venture REIT LLC after March 4, 2021.
(3) Represents 93.6% of the properties contributed to RGMZ Venture REIT LLC after March 4, 2021.

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(amounts in thousands)
(unaudited)

	Three Months Ended September 30,
	2021		2020
Reconciliation of net income (loss) to annualized adjusted EBITDA
Net income (loss)	$26,297		$(1,993)
Interest expense	9,297		9,913
Income tax benefit	(157)		(87)
Depreciation and amortization	18,487		18,295
Gain on sale of income producing real estate	(22,196)		—
Provision for impairment on depreciable real estate	5		—
Pro-rata adjustments from unconsolidated entities	2,215		2,116
EBITDAre	33,948		28,244

Severance expense	1		88
Above and below market lease intangible write-offs	—		135
Transaction costs	389		—
Pro-rata share of transaction costs from unconsolidated entities	—		6
Pro-rata share of above and below market lease intangible write-offs from unconsolidated entities	—		(506)
Insured expenses, net	—		(1,092)
Adjusted EBITDA	34,338		26,875
Annualized adjusted EBITDA	$137,352		$107,500

Reconciliation of Notes Payable, net to Net Debt
Notes payable, net	$943,828		$1,053,378
Unamortized premium	(475)		(1,319)
Deferred financing costs, net	3,035		3,804
Consolidated notional debt	946,388		1,055,863
Pro-rata share of debt from unconsolidated joint venture	4,513		—
Finance lease obligation	875		926
Cash, cash equivalents and restricted cash	(9,675)		(220,122)
Pro-rata share of unconsolidated entities cash, cash equivalents and restricted cash	(3,510)		(2,877)
Net debt	$938,591		$833,790

Reconciliation of interest expense to total fixed charges
Interest expense	$9,297		$9,913
Preferred share dividends	1,676		1,676
Scheduled mortgage principal payments	625		592
Total fixed charges	$11,598		$12,181

Net debt to annualized adjusted EBITDA	6.8	x	7.8	x
Interest coverage ratio (adjusted EBITDA / interest expense)	3.7	x	2.7	x
Fixed charge coverage ratio (adjusted EBITDA / fixed charges)	3.0	x	2.2	x

RPT Realty
Non-GAAP Financial Definitions

Certain of our key performance indicators are considered non-GAAP financial measures. Management uses these measures along with our GAAP financial statements in order to evaluate our operations results. We believe these measures provide additional and useful means to assess our performance. These measures do not represent alternatives to GAAP measures as indicators of performance and a comparison of the Company's presentations to similarly titled measures of other REITs may not necessarily be meaningful due to possible differences in definition and application by such REITs.

Funds From Operations (FFO)
As defined by the National Association of Real Estate Investment Trusts (NAREIT), Funds From Operations (FFO) represents net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of operating real estate assets and impairment provisions on operating real estate assets or on investments in non-consolidated investees that are driven by measurable decreases in the fair value of operating real estate assets held by the investee, plus depreciation and amortization of depreciable real estate, (excluding amortization of financing costs). Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. We have adopted the NAREIT definition in our computation of FFO.

Operating FFO
In addition to FFO, we include Operating FFO as an additional measure of our financial and operating performance. Operating FFO excludes transactions costs and periodic items such as gains (or losses) from sales of non-operating real estate assets and impairment provisions on non-operating real estate assets, bargain purchase gains, severance expense, accelerated amortization of debt premiums, gains or losses on extinguishment of debt, insured expenses, net, accelerated write-offs of above and below market lease intangibles, accelerated write-offs of lease incentives and bond interest proceeds that are not adjusted under the current NAREIT definition of FFO. We provide a reconciliation of FFO to Operating FFO. In future periods, Operating FFO may also include other adjustments, which will be detailed in the reconciliation for such measure, that we believe will enhance comparability of Operating FFO from period to period. FFO and Operating FFO should not be considered alternatives to GAAP net income available to common shareholders or as alternatives to cash flow as measures of liquidity.

While we consider FFO available to common shareholders and Operating FFO available to common shareholders useful measures for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs, our computations of FFO and Operating FFO may differ from the computations utilized by other real estate companies, and therefore, may not be comparable. We recognize the limitations of FFO and Operating FFO when compared to GAAP net income available to common shareholders. FFO and Operating FFO available to common shareholders do not represent amounts available for needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. In addition, FFO and Operating FFO do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs, including the payment of dividends.

Net Operating Income (NOI) / Same Property NOI / NOI from Other Investments
NOI consists of (i) rental income and other property income, before straight-line rental income, amortization of lease inducements, amortization of acquired above and below market lease intangibles and lease termination fees less (ii) real estate taxes and all recoverable and non-recoverable operating expenses other than straight-line ground rent expense, in each case, including our share of these items from our unconsolidated joint ventures.

NOI, Same Property NOI and NOI from Other Investments are supplemental non-GAAP financial measures of real estate companies' operating performance. Same Property NOI is considered by management to be a relevant performance measure of our operations because it includes only the NOI of comparable operating properties for the reporting period. Same Property NOI for the three and nine months ended September 30, 2021 and 2020 represents NOI from the Company's same property portfolio consisting of 42 consolidated operating properties and our 51.5% pro-rata share of five properties owned by our R2G Venture LLC unconsolidated joint venture and 100% of the 27 properties owned by our RGMZ Venture REIT LLC unconsolidated joint venture (excludes one property that is part of our Rivertowne Square multi-tenant property where activities have started in preparation for redevelopment). All properties included in Same Property NOI were either acquired or placed in service and stabilized prior to January 1, 2020. We present Same Property NOI primarily to show the percentage change in our NOI from period to period across a consistent pool of properties. The properties contributed to RGMZ Venture REIT LLC had previously been parts of larger shopping centers that we own. Accordingly, 100.0% of the NOI from these properties is included in our results for periods on or prior to March 4, 2021 and, for these prior periods, we had not separately allocated expenses attributable to the larger shopping centers between these properties and the remainder of these shopping centers. As a result, in order to help ensure the comparability of our Same Property NOI for the periods presented, we are continuing to include 100.0% of the NOI from these properties in our Same Property NOI following their contribution even though our pro rata share following March 4, 2021 is only 6.4%. Same Property NOI excludes properties under redevelopment or where activities have started in preparation for redevelopment. A property is designated as a redevelopment when planned improvements significantly impact the property. NOI from Other Investments for the three and nine months ended September 30, 2021 and 2020 represents NOI primarily from (i) Webster Place and Rivertowne Square where the Company has begun activities in anticipation of future redevelopment, (ii) certain property related employee compensation, benefits, and travel expense and (iii) noncomparable operating income and expense adjustments. Non-RPT NOI from RGMZ Venture REIT LLC represents 93.6% of the properties contributed to RGMZ Venture REIT LLC after March 4, 2021, which is our partners’ share of RGMZ Venture REIT LLC.

RPT Realty
Non-GAAP Financial Definitions (continued)

NOI, Same Property NOI and NOI from Other Investments should not be considered as alternatives to net income in accordance with GAAP or as measures of liquidity. Our method of calculating these measures may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Net Debt
Net Debt represents (i) our total debt principal, which excludes unamortized premium and deferred financing costs, net, plus (ii) our finance lease obligation, plus (iii) our pro-rata share of total debt principal of each of our unconsolidated entities, less (iv) our cash, cash equivalents and restricted cash, less (v) our pro-rata share of cash, cash equivalents and restricted cash of each of our unconsolidated entities. We present net debt to show the ratio of our net debt to our proforma Adjusted EBITDA.

EBITDAre/Adjusted EBITDA
NAREIT defines EBITDAre as net income computed in accordance with GAAP, plus interest expense, income tax expense (benefit), depreciation and amortization and impairment of depreciable real estate and in substance real estate equity investments; plus or minus gains or losses from sales of operating real estate assets and interests in real estate equity investments; and adjustments to reflect our share of unconsolidated real estate joint ventures and partnerships for these items. The Company calculates EBITDAre in a manner consistent with the NAREIT definition. The Company also presents Adjusted EBITDA which is EBITDAre net of other items that we believe enhance comparability of Adjusted EBITDA across periods and are listed as adjustments in the applicable reconciliation. EBITDAre and Adjusted EBITDA should not be considered an alternative measure of operating results or cash flow from operations as determined in accordance with GAAP.

Pro-Rata
We present certain financial information on a “pro-rata” basis or including “pro-rata” adjustments. Unless otherwise specified, pro-rata financial information includes our proportionate economic ownership of each of our unconsolidated joint ventures derived on an entity-by-entity basis by applying the ownership percentage interest used to arrive at our share of the net operations for the period consistent with the application of the equity method of accounting to each of our unconsolidated joint ventures. See page 33 of our quarterly financial and operating supplement for a discussion of important considerations and limitations that you should be aware of when reviewing financial information that we present on a pro-rata basis or include pro-rata adjustments.

Occupancy
Occupancy is defined, for a property or group of properties, as the ratio, expressed as a percentage, of (a) the number of square feet of such property economically occupied by tenants under leases with an initial term of greater than one year, to (b) the aggregate number of square feet for such property.

Leased Rate
Lease Rate is defined, for a property or group of properties, as the ratio, expressed as a percentage, of (a) the number of square feet of such property under leases with an initial term of greater than one year, including signed leases not yet commenced, to (b) the aggregate number of square feet for such property.

Metropolitan Statistical Area (MSA)
Metropolitan Statistical Area (MSA) information is sourced from the United States Census Bureau and rank is determined based on the most recently available population estimates.